EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-107044 of
Pro-Dex, Inc. & Subsidiaries on Form S-8 of our report, dated August 8, 2003, except as to the last paragraph of Note 3 as to which the date is September 17, 2003 appearing in this Annual Report on Form 10-KSB of Pro-Dex, Inc. & Subsidiaries for the year ended June 30, 2003.

/S/ McGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP
Irvine, California
September 22, 2003